    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 2001
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              GENZYME CORPORATION

             (Exact name of registrant as specified in its charter)

                       MASSACHUSETTS                                         06-1047163
      (State or other jurisdiction of incorporation or         (I.R.S. Employer Identification Number)
                       organization)

       ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139 (617) 252-7500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                               PETER WIRTH, ESQ.
                Executive Vice President and Chief Legal Officer
                              Genzyme Corporation
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                WITH COPIES TO:
                             PAUL M. KINSELLA, ESQ.
                               Palmer & Dodge LLP
                               One Beacon Street
                          Boston, Massachusetts 02108
                                 (617) 573-0100
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   AMOUNT TO         AGGREGATE OFFERING   AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED               BE REGISTERED         PRICE PER UNIT            PRICE         REGISTRATION FEE
Genzyme General Division Common Stock,
  $0.01 par value(1)........................   2,064,438 shares(2)         $55.88(3)          $115,360,796          $28,841

(1) Includes associated purchase rights which currently are evidenced by certificates for shares of Genzyme General Division common stock ("Genzyme General Stock") and automatically trade with such shares.

(2) The registration statement shall also cover such additional number of shares of Genzyme General Stock as are required for issuance upon a stock split, stock dividend or similar transaction.

(3) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high ($56.41) and low ($55.34) prices for Genzyme General Stock, as reported by The Nasdaq National Market on August 27, 2001.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           SUBJECT TO COMPLETION AND AMENDMENT, DATED AUGUST 28, 2001

                                     [LOGO]

                                2,064,438 SHARES
                     GENZYME GENERAL DIVISION COMMON STOCK

    This prospectus relates to the resale of 2,064,438 shares of Genzyme General Division common stock that we issued in a private placement to the stockholders of Novazyme Pharmaceuticals, Inc. in connection with our acquisition of that company. These shares may be offered and sold from time to time by the selling securityholders listed in this prospectus or a prospectus supplement. We will not receive any of the proceeds from the sale of these shares.

    Genzyme General Division common stock is one of Genzyme Corporation's three tracking stocks. It is quoted on the Nasdaq National Market under the trading symbol "GENZ," and on August 27, 2001 its closing price was $55.64 per share.

                            ------------------------

    INVESTING IN SHARES OF GENZYME GENERAL DIVISION COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS         , 2001.

   GENZYME CORPORATION - ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139 -
                                 (617) 252-7500

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Note Regarding Forward-Looking Statements...................      2
Genzyme Corporation.........................................      3
Risk Factors................................................      4
Use of Proceeds.............................................     17
Selling Securityholders.....................................     17
Plan of Distribution........................................     18
Legal Matters...............................................     20
Experts.....................................................     20
Where You Can Find More Information.........................     20

NOTE REGARDING TRADEMARKS

Genzyme-Registered Trademark-, Cerezyme-Registered Trademark-,
Ceredase-Registered Trademark- and Thyrogen-Registered Trademark- are registered trademarks of Genzyme Corporation.

Fabrazyme-TM- and Sepra-TM- are trademarks of Genzyme Corporation.

Genzyme-Registered Trademark- is a registered servicemark of Genzyme
Corporation.

Renagel-Registered Trademark- is a registered trademark of GelTex
Pharmaceuticals, Inc.

Synvisc-Registered Trademark- is a registered trademark of Genzyme Biosurgery Corporation.

AVONEX-Registered Trademark- is a registered trademark of Biogen, Inc.

Replagal-TM- is a trademark of Transkaryotic Therapies, Inc.

NOTE REGARDING REFERENCES TO GENZYME DIVISIONS AND SERIES OF STOCK.

    Throughout this prospectus, the words "we," "us," "our" and "Genzyme" refer to Genzyme Corporation and all of its operating divisions taken as a whole, and "our board of directors" refers to the board of directors of Genzyme Corporation. In addition, we refer to our three operating divisions as follows:

    - Genzyme General Division = "Genzyme General";

    - Genzyme Biosurgery Division = "Genzyme Biosurgery"; and

    - Genzyme Molecular Oncology Division = "Genzyme Molecular Oncology."

    We currently have three designated series of common stock. Each of these series is intended to reflect the value and track the performance of one of our divisions. We refer to each series of common stock as follows:

    - Genzyme General Division Common Stock = "Genzyme General Stock";

    - Genzyme Biosurgery Division Common Stock = "Biosurgery Stock"; and

    - Genzyme Molecular Oncology Division Common Stock = "Molecular Oncology Stock."

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements about our financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities for existing products, future success of development-stage products, plans and objectives of management and other matters. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this prospectus, including the information set forth under the heading "RISK FACTORS" beginning on page 4.

    Words such as "estimate," "project," "plan," "intend," "expect," "believe," "anticipate," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the documents incorporated by reference.

    We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the incorporated document, as applicable.

                              GENZYME CORPORATION

    We are a biotechnology and human healthcare company that develops innovative products and provides services for major unmet medical needs. We were founded as a Delaware corporation in June 1981 and became a Massachusetts corporation in 1991. We currently have three operating divisions. Each of our divisions has a related series of common stock that is intended to reflect its value and track its financial performance. Our three operating divisions are:

    - Genzyme General, which develops and markets therapeutic products, with an expanding focus on products that treat patients suffering from lysosomal storage disorders and other specialty therapeutics; diagnostic products, with a focus on IN VITRO diagnostics; and other products and services, such as genetic testing services and lipids and peptides for drug delivery.

    - Genzyme Biosurgery, which develops, manufactures and sells instruments, devices, biomaterials and biotherapeutic products to improve or replace surgery, with an emphasis on the orthopaedic and cardiothoracic markets.

    - Genzyme Molecular Oncology, which utilizes its functional genomics and antigen discovery technology platforms to develop novel cancer products focused on cancer vaccines and angiogenesis inhibitors, and to generate partnering revenue by developing cancer products, with a focus on therapeutic vaccines and angiogenesis inhibitors.

    We allocate all of our products, services, programs, assets and liabilities among our divisions for purposes of financial statement presentation; however, Genzyme, the corporation, continues to own all of the assets and is responsible for all of the liabilities allocated to each of the divisions.

                                  RISK FACTORS

    IF YOU PURCHASE OUR SECURITIES YOU WILL TAKE ON FINANCIAL RISK. IN DECIDING WHETHER TO INVEST, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IT IS ESPECIALLY IMPORTANT TO KEEP THESE RISK FACTORS IN MIND WHEN YOU READ FORWARD-LOOKING STATEMENTS.

                            RISKS RELATED TO GENZYME

    THE FOLLOWING RISK FACTORS RELATE TO GENZYME GENERALLY AND AFFECT ALL OF OUR DIVISIONS, INCLUDING GENZYME GENERAL. HOLDERS OF GENZYME GENERAL STOCK ARE STOCKHOLDERS OF GENZYME AND ARE, THEREFORE, SUBJECT TO ALL OF THE RISKS AND UNCERTAINTIES OF GENZYME, NOT JUST THOSE OF GENZYME GENERAL. LIABILITIES OR CONTINGENCIES OF OUR DIVISIONS OTHER THAN GENZYME GENERAL THAT AFFECT OUR RESOURCES OR FINANCIAL CONDITION COULD AFFECT THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF GENZYME GENERAL. THEREFORE, YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS BEFORE INVESTING IN OUR SECURITIES.

A REDUCTION IN REVENUE FROM SALES OF PRODUCTS THAT TREAT GAUCHER DISEASE WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

    We generate a majority of our product revenues from sales of enzyme-replacement products for patients with Gaucher disease. We entered this market in 1991 with Ceredase-Registered Trademark- enzyme. Because production of Ceredase-Registered Trademark- enzyme was subject to supply constraints, we developed Cerezyme-Registered Trademark- enzyme, a recombinant form of the enzyme. Recombinant technology uses specially engineered cells to produce enzymes, or other substances, by inserting into the cells of one organism the genetic material of a different species. In the case of Cerezyme-Registered Trademark- enzyme, scientists engineer Chinese hamster ovary cells to produce human alpha glucocerebrosidase. We stopped producing Ceredase-Registered Trademark- enzyme, except for small quantities, during 1998, after substantially all the patients who previously used
Ceredase-Registered Trademark- enzyme converted to
Cerezyme-Registered Trademark- enzyme. Sales of Ceredase-Registered Trademark-enzyme and Cerezyme-Registered Trademark- enzyme totaled $536.9 million for the year ended December 31, 2000, representing approximately 59% of our total revenues for that year and $280.9 million for the six months ended June 30, 2001, representing approximately 49% of our total revenues for that period.

    Because our business is highly dependent on Cerezyme-Registered Trademark-enzyme, a decline in the growth rate of Cerezyme-Registered Trademark- enzyme sales could have an adverse effect on our operations and may cause the value of our securities to decline substantially. We will lose revenues from Cerezyme-Registered Trademark- enzyme if alternative treatments for Gaucher disease gain commercial acceptance. Some companies have developed competitive products, and other companies may do so in the future. In addition, the patient population with Gaucher disease is limited. Because a significant percentage of that population already uses Cerezyme-Registered Trademark- enzyme, opportunities for future sales growth are limited. Further, changes in the methods for treating patients with Gaucher disease, including treatment protocols that combine Cerezyme-Registered Trademark- enzyme with other therapeutic products or reduce the amount of Cerezyme-Registered Trademark-enzyme prescribed, could result in a decline in Cerezyme-Registered Trademark-enzyme sales. Cerezyme-Registered Trademark- enzyme's orphan drug status, which provided us with exclusive marketing rights for Cerezyme-Registered Trademark-enzyme in the United States, expired in May 2001. We have patents protecting our method of manufacturing Cerezyme-Registered Trademark- enzyme until 2010 and the composition of Cerezyme-Registered Trademark- enzyme as made by that process until 2013. The expiration of market exclusivity and orphan drug status in May 2001 will likely subject Cerezyme-Registered Trademark- enzyme to increased competition which may decrease the amount of revenue we receive from this product or the growth of that revenue.

OUR FUTURE EARNINGS WILL DEPEND ON OUR ABILITY TO INCREASE SALES OF RENAGEL-REGISTERED TRADEMARK- PHOSPHATE BINDER.

    In November 1998, we launched, through a joint venture with GelTex Pharmaceuticals, Inc. (or GelTex), Renagel-Registered Trademark- phosphate binder, a non-absorbed phosphate binder approved for use by patients with end-stage renal disease undergoing a form of treatment known as hemodialysis. We acquired GelTex in December 2000. We are currently conducting additional clinical trials in order to determine the efficacy and safety of Renagel-Registered Trademark- phosphate binder when administered to pre-dialysis patients. The commercial success of Renagel-Registered Trademark- phosphate binder is subject to substantial uncertainty and will depend on a number of factors, including:

    - the results of additional clinical trials for additional indications and expanded labeling;

    - our ability to increase market acceptance and sales of Renagel-Registered Trademark- phosphate binder;

    - market acceptance of a tablet formulation of Renagel-Registered Trademark-phosphate binder, which was launched in September 2000 in the United States;

    - optimal dosing and patient compliance with respect to Renagel-Registered Trademark- phosphate binder;

    - the availability of competing treatments serving the dialysis market;

    - the content and timing of our submissions to and decisions by regulatory authorities;

    - our ability to successfully expand manufacturing systems;

    - our ability to manufacture Renagel-Registered Trademark- phosphate binder at a reasonable price;

    - the availability of reimbursement from third-party payers, and the extent of coverage; and

    - the accuracy of available information about dialysis patient populations and the accuracy of our expectations about growth in this population.

GOVERNMENT REGULATION IMPOSES SIGNIFICANT COSTS AND RESTRICTIONS ON THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS AND SERVICES.

    Our success will depend on our ability to satisfy regulatory requirements. We may not receive the required regulatory approvals on a timely basis or at all. Government agencies heavily regulate the production and sale of healthcare products and the provision of healthcare services. In particular, the Food and Drug Administration, commonly referred to as the FDA, and comparable agencies in foreign countries, must approve human therapeutic and diagnostic products before they are marketed. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. This regulation may delay the time at which a company like Genzyme can first sell a product or may limit how a consumer may use a product or service or may adversely impact third-party reimbursement. A company's failure to comply with applicable regulatory approval requirements may lead regulatory authorities to take action against the company, including:

    - issuing warning letters;

    - issuing fines and other civil penalties;

    - suspending regulatory approvals;

    - refusing approval of pending applications or supplements to approved applications;

    - suspending product sales in the United States and/or exports from the United States;

    - recalling products; and

    - seizing products.

    Furthermore, therapies that have received regulatory approval for commercial sale may continue to face regulatory difficulties. The FDA and comparable foreign regulatory agencies, for example, may require post-marketing clinical trials or patient outcome studies. In addition, regulatory agencies subject a marketed therapy, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. The discovery of previously unknown problems with a therapy, the therapy's manufacturer or the facility used to produce the therapy could prompt a regulatory authority to impose restrictions on the therapy, manufacturer or facility, including withdrawal of the therapy from the market.

LEGISLATIVE CHANGES MAY ADVERSELY IMPACT OUR BUSINESS.

    The FDA has designated some of our products as orphan drugs under the Orphan Drug Act. The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases, generally by entitling the first developer that receives FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the United States for that product. In recent years Congress has considered legislation to change the Orphan Drug Act to shorten the period of automatic market exclusivity and to grant marketing rights to simultaneous developers of the drug. If the Orphan Drug Act is amended in this manner, any drugs for which we have been granted exclusive marketing rights under the Orphan Drug Act will face increased competition which may decrease the amount of revenue we receive from these products. In addition, the U.S. government has shown significant interest in pursuing healthcare reform. Any government-adopted reform measures could adversely affect:

    - the pricing of therapeutic products and medical devices in the United States or internationally; and

    - the amount of reimbursement available from governmental agencies or other third-party payers.

If the U.S. government significantly reduces the amount we may charge for our products, or the amount of reimbursement available for purchases of our products declines, our future revenues may decline and we may need to revise our research and development programs.

THE DEVELOPMENT OF OUR PRODUCTS INVOLVES A LENGTHY AND COMPLEX PROCESS, AND WE MAY BE UNABLE TO COMMERCIALIZE ANY OF THE PRODUCTS WE ARE CURRENTLY DEVELOPING.

    Before we can commercialize our development-stage products, we will need to:

    - conduct substantial research and development;

    - undertake preclinical and clinical testing; and

    - pursue regulatory approvals.

This process involves a high degree of risk and takes several years. Our product development efforts may fail for many reasons, including:

    - failure of the product in preclinical studies;

    - clinical trial data that is insufficient to support the safety or effectiveness of the product; or

    - our failure to obtain the required regulatory approvals.

For these reasons, and others, we may not successfully commercialize any of the products we are currently developing.

ANY MARKETABLE PRODUCTS THAT WE DEVELOP MAY NOT BE COMMERCIALLY SUCCESSFUL.

    Even if we obtain regulatory approvals for any of our development-stage products, those products may not be accepted by the market or approved for reimbursement by third-party payers. A number of factors may affect the rate and level of market acceptance of these products, including:

    - regulation by the FDA and other government authorities;

    - market acceptance by doctors and hospital administrators;

    - the effectiveness of our sales force;

    - the effectiveness of our production and marketing capabilities;

    - the success of competitive products; and

    - the availability and extent of reimbursement from third-party payers.

If our products fail to achieve market acceptance, our profitability and financial condition will suffer.

WE WILL REQUIRE SIGNIFICANT ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

    At June 30, 2001, we had approximately $994.2 million in cash, cash equivalents and short- and long-term investments, excluding investments in equity securities. We intend to use substantial portions of our available cash for:

    - product development and marketing;

    - expanding facilities and staff;

    - working capital; and

    - strategic business initiatives.

    We may further reduce available cash reserves to pay principal and interest on the following debt:

    - $575.0 million in principal under our 3% convertible subordinated debentures due May 15, 2021, the entire amount of which is allocated to Genzyme General. These debentures may be converted into shares of Genzyme General Stock. Holders of debentures may require us to repurchase all or part of their debentures for cash on May 15, 2006, 2011 or 2016, at a price equal to 100% of the principal amount of the debentures plus accued interest through the date prior to the date of purchase.

    - $218.0 million in principal under our revolving credit facility with a syndicate of commercial banks, all of which is allocated to Genzyme Biosurgery.

    - $10.0 million in principal under our 6.9% convertible subordinated note in favor of UBS Warburg LLC, the entire amount of which is allocated to Genzyme Biosurgery. This note matures in May 2003 and is convertible into shares of Biosurgery Stock.

If we use cash to pay or redeem all or a portion of this debt, including the principal and interest due on it, our cash reserves will be diminished. To satisfy these and other commitments, we may have to obtain additional financing. We may be unable to obtain any additional financing, extend any existing financing arrangement, or obtain either on terms that we consider favorable.

WE MAY FAIL TO PROTECT ADEQUATELY OUR PROPRIETARY TECHNOLOGY, WHICH WOULD ALLOW COMPETITORS TO TAKE ADVANTAGE OF OUR RESEARCH AND DEVELOPMENT EFFORTS.

    Our long-term success largely depends on our ability to market technologically competitive products. If we fail to adequately protect our proprietary technology we may not be able to prevent third parties from using our proprietary rights. Our currently pending or future patent applications may not result in issued patents. In the United States, patent applications are confidential until patents issue, and because third parties may have filed patent applications for technology covered by our pending patent applications without us being aware of those applications, our patent applications may not have priority over any patent applications of others. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage. If a third party initiates litigation regarding our patents, our collaborators' patents, or those patents for which we have license rights, and is successful, a court could revoke our patents or limit the scope of coverage for those patents.

    The U.S. Patent and Trademark Office, commonly referred to as the USPTO, and the courts have not consistently treated the breadth of claims allowed in biotechnology patents. If the USPTO or the courts begin to allow broader claims, the incidence and cost of patent interference proceedings and the risk of infringement litigation will likely increase. On the other hand, if the USPTO or the courts begin to allow narrower claims, the value of our proprietary rights may be limited. Any changes in, or unexpected interpretations of, the patent laws may adversely affect our ability to enforce our patent position.

    We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We protect this information with reasonable security measures, including the use of confidentiality agreements with our employees, consultants and corporate collaborators. It is possible that these individuals will breach these agreements and that any remedies for a breach will be insufficient to allow us to recover our costs. Furthermore, our trade secrets, know-how and other technology may otherwise become known or be independently discovered by our competitors.

WE MAY BE REQUIRED TO LICENSE TECHNOLOGY FROM COMPETITORS IN ORDER TO DEVELOP AND COMMERCIALIZE SOME OF OUR PRODUCTS AND SERVICES, AND IT IS UNCERTAIN WHETHER THESE LICENSES WILL BE AVAILABLE.

    Third-party patent rights may cover some of the products that we or our strategic partners are developing or testing. As a result, we or our strategic collaborators may be required to obtain licenses from the holders of these patents in order to use, manufacture or sell these products and services, and payments under these licenses may reduce our revenue from these products. Furthermore, we may not be able to obtain these licenses on acceptable terms or at all. If we fail to obtain a required license or are unable to alter the design of our technology to fall outside of a patent, we may be unable to effectively market some of our technology and services, which could limit our profitability.

WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

    A third party may sue us or one of our strategic collaborators for infringing the third-party's patent rights. Likewise, we or one of our strategic collaborators may need to resort to litigation to enforce our patent rights or to determine the scope and validity of third-party proprietary rights. For example, we filed a lawsuit on July 25, 2000 seeking injunctive relief and damages against Transkaryotic Therapies, Inc. in the U.S. District Court in Wilmington, Delaware for patent infringement resulting from Transkaryotic Therapies' manufacture and use of Replagal-TM-, its replacement therapy for Fabry disease. The suit alleges infringement of U.S. Patent No. 5,356,804, which we exclusively licensed from Mount Sinai School of Medicine. The patent is directed to methods of making alpha-galactosidase in mammalian cells, as well as the genetically-engineered cells themselves. On September 19, 2000, Transkaryotic Therapies filed a lawsuit against us and Mount Sinai School of Medicine in the U.S. District Court in Boston, Massachusetts seeking declaratory judgments that the manufacture, use and sale of Replagal-TM- does not infringe the patent licensed by us from Mount Sinai and that the Mount Sinai patent is invalid. While the declaratory judgment action filed by Transkaryotic Therapies has been dismissed without prejudice, Genzyme will continue the parallel case pending in the U.S. District Court in Delaware.

    The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management's efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to:

    - pay monetary damages;

    - stop commercial activities relating to the affected products or services;

    - obtain a license in order to continue manufacturing or marketing the affected products or services; or

    - compete in the market with a substantially similar product.

    Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations. In addition, a court may require that we pay expenses or damages and litigation could disrupt our commercial activities.

WE MAY BE LIABLE FOR PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE.

    Individuals who use our products or services, including those we acquire in business combinations, may bring product liability claims against us or our subsidiaries. While we have taken, and continue to take, what we believe are appropriate precautions, we may be unable to avoid significant liability exposure. We have only limited amounts of product liability insurance, which may not provide sufficient coverage against any product liability claims. We may be unable to obtain additional insurance in the future, or we may be unable to do so on acceptable terms. Any additional insurance we do obtain may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims may result in:

    - diversion of management's time and attention;

    - expenditure of large amounts of cash on legal fees, expenses and payment of damages;

    - decreased demand for our products and services; and

    - injury to our reputation.

IN CONNECTION WITH OUR ACQUISITION OF BIOMATRIX, WE ASSUMED LITIGATION FACED BY BIOMATRIX.

    On July 21 and August 7, 15, and 30, 2000, class action complaints requesting unspecified damages were filed in the U.S. District Court in New Jersey against Biomatrix and two of its officers and directors, Endre A. Balazs and Rory B. Riggs. These lawsuits subsequently were consolidated into a single class action lawsuit. In this lawsuit, the plaintiffs seek to certify a class of all persons or entities who purchased or otherwise acquired Biomatrix common stock during the period between July 20, 1999 and April 12, 2000. The plaintiffs allege, among other things, that the defendants failed to accurately disclose information related to Biomatrix's Synvisc-Registered Trademark-viscosupplementation product during the period between July 20, 1999 and April 12, 2000, and assert causes of action under the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated under that statute. We acquired Biomatrix in December 2000. We intend to vigorously defend against those actions. We may be required to pay substantial damages or settlement costs to the extent that those damages or settlement costs are not covered by insurance. Regardless of their outcome, these actions may cause a diversion of our management time and attention.

OUR COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE SUPERIOR PRODUCTS, MANUFACTURING CAPABILITIES OR MARKETING POSITION.

    The human healthcare products and services industry is extremely competitive. Our competitors include major pharmaceutical companies and other biotechnology companies. Some of these competitors may have more extensive research and development, marketing and production capabilities. Some competitors also may have greater financial resources than we have.

    Our future success will depend on our ability to develop and market effectively our products against those of our competitors. For instance, we are seeking orphan drug designation for some of our products that are still in development or are currently being reviewed by the FDA for marketing approval, including Fabrazyme-TM- enzyme for the treatment of Fabry disease. We are aware of other companies developing products for the treatment of Fabry disease. Transkaryotic Therapies, Inc., for example, submitted its application for marketing approval for its product to the FDA approximately one week before we submitted our application for Fabrazyme-TM- enzyme. If Transkaryotic Therapies or any other company receives FDA approval for a Fabry disease therapy with orphan drug designation before we receive FDA approval for Fabrazyme-TM- enzyme, the Orphan Drug Act may preclude us from selling Fabrazyme-TM- enzyme in the United States for up to seven years. Both Genzyme and Transkaryotic Therapies received European Medicines Evaluation Agency, or EMEA, approval for their Fabry disease therapies and were granted the European equivalent of orphan drug designation in the European Union for up to ten years. If our products receive marketing approval but cannot compete effectively in the marketplace, our profitability and financial position will suffer.

IF WE ARE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES, OUR PRODUCTS OR SERVICES MAY BECOME OBSOLETE.

    The field of biotechnology is characterized by significant and rapid technological change. Although we attempt to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our products or services obsolete. For example, some of our competitors may develop a product to treat Gaucher disease that is more effective or less expensive than Cerezyme-Registered Trademark- enzyme. If we cannot compete effectively in the marketplace, our profitability and financial position will suffer.

IF WE FAIL TO OBTAIN ADEQUATE LEVELS OF REIMBURSEMENT FOR OUR PRODUCTS FROM THIRD-PARTY PAYERS, THE COMMERCIAL POTENTIAL OF OUR PRODUCTS WILL BE SIGNIFICANTLY LIMITED.

    A substantial portion of our revenue comes from payments by third-party payers, including government health administration authorities and private health insurers. As a result of the trend toward managed healthcare in the United States, as well as legislative proposals to reduce payments under government insurance programs, third-party payers are increasingly attempting to contain healthcare costs by:

    - challenging the prices charged for healthcare products and services;

    - limiting both coverage and the amount of reimbursement for new therapeutic products;

    - denying or limiting coverage for products that are approved by the FDA, but are considered experimental or investigational by third-party payers; and

    - refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

    Government and other third-party payers may not provide adequate insurance coverage or reimbursement for our products and services, which could impair our financial results. In addition, third-party payers may not reimburse patients for newly approved healthcare products, which could decrease demand for our products. Furthermore, Congress occasionally has discussed implementing broad-based measures to contain healthcare costs. It is possible that Congress will enact legislation specifically designed to contain healthcare costs. If third-party reimbursement is inadequate to allow us to recover our costs or if Congress passes legislation to contain healthcare costs, our profitability and financial condition will suffer.

CHANGES IN THE ECONOMIC, POLITICAL, LEGAL AND BUSINESS ENVIRONMENTS IN THE FOREIGN COUNTRIES IN WHICH WE DO BUSINESS COULD CAUSE OUR INTERNATIONAL SALES AND OPERATIONS, WHICH ACCOUNT FOR A SIGNIFICANT PERCENTAGE OF OUR CONSOLIDATED NET SALES, TO BE LIMITED OR DISRUPTED.

    Our international operations accounted for 39% of our consolidated revenues for the year ended December 31, 2000 and 36% of our consolidated revenues for the six months ended June 30, 2001. We expect that international sales will continue to account for a significant percentage of our revenues for the foreseeable future. In addition, we have direct investments in a number of subsidiaries outside of the United States, primarily in Europe and Japan. Our international sales and operations could be limited or disrupted, and the value of our direct investments may be diminished, by any of the following:

    - fluctuations in currency exchange rates;

    - the imposition of governmental controls;

    - less favorable intellectual property or other applicable laws;

    - the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

    - import and export license requirements;

    - political instability;

    - trade restrictions;

    - changes in tariffs;

    - difficulties in staffing and managing international operations; and

    - longer payment cycles.

    A significant portion of our business is conducted in currencies other than our reporting currency, the U.S. dollar. We recognize foreign currency gains or losses arising from our operations in the period in which we incur those gains or losses. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, we may suffer significant foreign currency transaction losses in the future due to the effect of exchange rate fluctuations on our future operating results.

SEVERAL ANTI-TAKEOVER PROVISIONS MAY DEPRIVE OUR STOCKHOLDERS OF THE OPPORTUNITY TO RECEIVE A PREMIUM FOR THEIR SHARES UPON A CHANGE IN CONTROL.

    Provisions of Massachusetts law and our charter, by-laws and shareholder rights plan could delay or prevent a change in control of Genzyme or a change in our management. Our tracking stock structure may also deprive our stockholders of the opportunity to receive a premium for their shares upon a change in control because, in order to obtain control of a particular division, an acquiror would have to obtain control of the entire corporation.

    In addition, our board of directors may, in its sole discretion:

    - exchange shares of Molecular Oncology Stock or Biosurgery Stock, for Genzyme General Stock at a 30% premium over the market value of the exchanged shares; and

    - issue shares of undesignated preferred stock from time to time in one or more series.

Either of these board actions could increase the cost of an acquisition of Genzyme and thus discourage a takeover attempt.

                    RISKS RELATED TO GENZYME TRACKING STOCKS

    WE HAVE THREE SERIES OF TRACKING STOCK DESIGNED TO REFLECT THE VALUE AND TRACK THE PERFORMANCE OF OUR THREE OPERATING DIVISIONS AS FOLLOWS:

    - GENZYME GENERAL STOCK DESIGNED TO TRACK THE PERFORMANCE OF GENZYME
      GENERAL;

    - BIOSURGERY STOCK DESIGNED TO TRACK THE PERFORMANCE OF GENZYME BIOSURGERY; AND

    - MOLECULAR ONCOLOGY STOCK DESIGNED TO TRACK THE PERFORMANCE OF GENZYME MOLECULAR ONCOLOGY.

    THE FOLLOWING ARE RISKS RELATED TO OWNING SHARES OF OUR TRACKING STOCK. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS BEFORE DECIDING WHETHER TO INVEST IN OUR STOCK.

HOLDERS OF OUR TRACKING STOCK ARE STOCKHOLDERS OF A SINGLE COMPANY AND UNFAVORABLE FINANCIAL TRENDS AFFECTING ONE DIVISION COULD NEGATIVELY AFFECT THE OTHER DIVISIONS.

    Our divisions are not separate legal entities. Holders of Genzyme General Stock, together with holders of our other series of tracking stock, are stockholders of a single company and face all of the risks of an investment in Genzyme.

    For purposes of financial presentation, we allocate programs, products, assets and liabilities among our three divisions. Genzyme Corporation and its subsidiaries, however, own all of the assets and are responsible for all of the liabilities of each division. A holder of Genzyme General Stock, for example, does not have any specific rights to the assets allocated to Genzyme General in our financial statements. Furthermore, if we are unable to satisfy one division's liabilities out of the assets we allocate to that division, we may be required to satisfy those liabilities with assets we have allocated to another division. We encourage you to review our consolidated financial statements and the financial statements of Genzyme General included in the reports that we file with the SEC.

OUR BOARD OF DIRECTORS MAY TAKE ACTIONS THAT HAVE AN UNEQUAL AND ADVERSE EFFECT ON THE HOLDERS OF ONE OR MORE SERIES OF OUR TRACKING STOCK.

    At times, the interests of the holders of the different series of our tracking stock may diverge or appear to diverge from each other. We are not aware of any legal precedent interpreting the fiduciary duties of the directors of a Massachusetts corporation in that situation. Recent cases in Delaware have established that a Delaware court will afford considerable deference to business decisions that are made in good faith by a disinterested and adequately informed board of directors even when those decisions involve disparate treatment of different series of tracking stock. These Delaware cases rely upon the premise that the board of directors owes its fiduciary duties to the corporation and all of its stockholders and does not owe separate duties to each class or series of stockholders. If a Massachusetts court were to follow the reasoning in these Delaware cases, a Genzyme stockholder may not be able to successfully challenge an action by the board of directors that has a disadvantageous effect on a particular series of our tracking stock.

MEMBERS OF OUR BOARD OF DIRECTORS MAY FAVOR ONE SERIES OF TRACKING STOCK OVER ANOTHER IF THEY OWN A DISPROPORTIONATE AMOUNT OF THAT SERIES.

    A member of our board of directors may own a disproportionate amount of tracking stock in a particular series, or the value of his or her holdings of a particular series of stock may be different from the value of his or her holdings in another series. This disparate stock ownership may cause the board member to favor one series of stock over another. Nevertheless, we believe that a member of our board of directors could properly perform his or her fiduciary responsibilities to all of our stockholders even if his or her interests in shares of different series are disproportionate or of unequal values. Our board of directors may create committees to review matters that raise conflict-of-interest issues. If a committee is formed, it would report to the full board of directors.

HOLDERS OF OUR TRACKING STOCK HAVE LIMITED DECISION-MAKING POWER BECAUSE THEY HAVE LIMITED SEPARATE VOTING RIGHTS.

    Holders of all series of our tracking stock vote together as a single class on all matters requiring common stockholder approval, including the election of directors. Holders of one series of tracking stock do not have the right to vote on matters separately from the other series except in limited circumstances. These circumstances are dictated by Massachusetts law, our charter and our management and accounting policies. Therefore, stockholders of one series of tracking stock generally could not make a proposal that would require approval only of the holders of that series. Instead, they would have to obtain approval from all common stockholders.

    As of June 30, 2001, the relative voting power of our tracking stocks was as follows:

                                                          APPROXIMATE PERCENTAGE
SERIES                                                    OF TOTAL VOTING POWER
------                                                    ----------------------
Genzyme General Stock...................................            93%
Biosurgery Stock........................................             5%
Molecular Oncology Stock................................             2%

THE VOTES PER SHARE OF OUR TRACKING STOCKS ARE ADJUSTED EVERY TWO YEARS.

    Under our charter, Genzyme General Stock is entitled to one vote per share, which is never adjusted. However, the votes per share of our other tracking stocks are adjusted every two years. Specifically, on January 1, 2003 and every second anniversary thereafter, the vote per share to which each tracking stock is entitled will be recalculated based on its fair market value divided by the fair market value of a share of Genzyme General Stock, with "fair market value" meaning the average closing price over the 20 consecutive trading days beginning the 30th trading day preceding the January 1st adjustment date. At the time of an adjustment, the per share voting power of any tracking stock relative to the other series of tracking stock could decrease materially. Additionally, during the intervening period between adjustments, the per share voting power of each tracking stock will remain the same even though its market price will fluctuate relative to--and could become materially greater than--the market prices of the other tracking stocks. Currently, Biosurgery Stock is entitled to 0.28 vote per share and Molecular Oncology Stock is entitled to 0.28 vote per share.

THE LIQUIDATION RIGHTS FOR OUR TRACKING STOCKS ARE NOT ADJUSTED TO REFLECT CHANGES IN THEIR FAIR MARKET VALUES.

    If we were to dissolve, liquidate or wind up our affairs, other than as part of a merger, business combination or sale of substantially all of our assets, our stockholders would receive any remaining assets according to the percentage of total liquidation units that they hold. The number of liquidation units per share for each series of our tracking stock outstanding is as follows:

    - each share of Genzyme General Stock has 100 liquidation units;

    - each share of Biosurgery Stock has 100 liquidation units; and

    - each share of Molecular Oncology Stock has 50 liquidation units.

    Although we adjust liquidation units to prevent dilution in the event of some subdivisions, combinations or distributions of common stock, we do not adjust them to reflect changes in the relative market value or performance of the divisions. Therefore, at the time of a dissolution, liquidation or winding up, the relative liquidation units attributable to each series of tracking stock may not correspond to the value of the underlying assets allocated to that division.

OUR BOARD OF DIRECTORS MAY CHANGE OUR MANAGEMENT AND ACCOUNTING POLICIES TO THE DETRIMENT OF ONE SERIES OF TRACKING STOCK WITHOUT STOCKHOLDER APPROVAL.

    Our board of directors has adopted management and accounting policies that are used to govern our business and to prepare our financial statements. These policies cover the allocation of corporate expenses, assets and liabilities and other accounting matters, and the reallocation of assets between divisions and other matters. Our board of directors generally may modify or rescind these policies or adopt new ones without stockholder approval. Any revised policies could have different effects on each series of our tracking stock and could be detrimental to one series as compared to another. The discretion of our board of directors to make changes is limited only by the policies themselves and the board's fiduciary duty to all of our stockholders. We encourage you to review the full text of our management and accounting policies, a copy of which is attached as Exhibit 3 to our Registration Statement on Form 8-A that we filed with the SEC on December 19, 2000.

WE MAY ELIMINATE TRACKING STOCK IF A CORPORATE OR SHAREHOLDER LEVEL TAX IS IMPOSED ON THE ISSUANCE OR RECEIPT OF TRACKING STOCK.

    In 1999, the Clinton Administration proposed tax legislation that would have imposed a corporate level tax on issuances of tracking stock. In 2000, the Clinton Administration proposed legislation that would tax stockholders upon the receipt of tracking stock from the issuing corporation as a distribution or in a tracking stock exchange. Congress has not enacted either of these proposals into law. If similar proposals are enacted into law or effected through Treasury Department regulations, we could be taxed on an amount up to the gain realized in future financings in which we sell tracking stock, including Genzyme General Stock. Also, any use of our tracking stock to acquire other companies could result in a tax on us, the stockholders of the target company, or both. We also may be taxed if we distribute to stockholders "designated" shares of tracking stock, which are shares designated by the tracked division as issuable at the option of our board for Genzyme General's benefit. In addition, stockholders could be taxed if they receive a distribution of designated shares of tracking stock or if they receive shares of tracking stock in exchange for other Genzyme stock. These or similarly adverse tax consequences could cause us to eliminate tracking stock from our capital structure. We cannot predict, however, whether Congress will enact legislation, or whether the Treasury Department will issue regulations effecting these or similar proposals.

WE CANNOT ASSURE THAT TRACKING STOCK WILL "TRACK" THE PERFORMANCE OF THE CORRESPONDING DIVISION.

    Although we have attempted to design our tracking stocks to "track" the performance of their corresponding divisions, we cannot assure that the market prices of these stocks will indeed reflect that performance. The market may assign values to a tracking stock that are based on factors other than a corresponding division's reported financial performance. For instance, we cannot be certain what, if any, valuation the market might place on the mandatory and optional exchange features or the differing voting rights and liquidation units of the tracking stocks. In addition, as discussed above under the subheading "--Holders of our tracking stock are stockholders of a single company and unfavorable financial trends affecting one division could negatively affect the other divisions," financial developments in one division, particularly if significant and/or adverse, may affect other divisions

THE NON-COMPETE POLICY AMONG OUR DIVISIONS MAY NOT COVER ALL OF THE ACTIVITIES OF A PARTICULAR DIVISION.

    Our board of directors has adopted a policy regarding competition among our divisions. This non-compete policy requires that we develop certain products and services within a given division, as opposed to another division, or through joint ventures involving a given division, because the product or service is within the field of activity of that division. This non-compete policy, however, does not cover the entire field of activity of each division. We cannot guarantee that all products and services we develop in a given field of activity will be allocated to a division primarily engaged in that field of activity.

                       RISKS RELATING TO GENZYME GENERAL

    GENZYME GENERAL STOCK IS INTENDED TO TRACK THE VALUE AND REFLECT THE PERFORMANCE OF GENZYME GENERAL. ACCORDINGLY, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AFFECTING THE BUSINESS OF GENZYME GENERAL.

GENZYME GENERAL IS SUBSTANTIALLY DEPENDENT UPON SALES OF
CEREZYME-REGISTERED TRADEMARK- ENZYME.

    Genzyme General derives a majority of its revenue from sales of Cerezyme-Registered Trademark- enzyme, our enzyme-replacement therapy for the treatment of Gaucher disease. Accordingly, the risks described above under "--Risks Related to Genzyme--A reduction in revenue from sales of products that treat Gaucher disease would have an adverse effect on our business" may adversely affect the business of Genzyme General.

FUTURE INCREASES IN GENZYME GENERAL'S EARNINGS WILL DEPEND ON OUR ABILITY TO INCREASE SALES OF RENAGEL-REGISTERED TRADEMARK- PHOSPHATE BINDER.

    We encourage you to read the material under "--Risks Related to Genzyme--Our future earnings will depend on our ability to increase sales of Renagel-Registered Trademark- phosphate binder." That material describes the factors on which the commercial success of Renagel-Registered Trademark-phosphate binder depends.

WE MAY NOT SUCCESSFULLY COMMERCIALIZE GENZYME GENERAL'S PRODUCT CANDIDATES.

    Genzyme General is developing or collaborating on the development of treatments for Fabry disease, mucopolysaccharidosis I (MPS-I) disease, and Pompe disease, among others. Our ability to secure regulatory approvals for marketing these product candidates is highly uncertain, as is our ability to successfully commercialize those that receive regulatory approvals. Because the commercial success of these product candidates will substantially determine future revenue and profit at Genzyme General, we encourage you to review the factors described under "--Risks Relating to Genzyme" above for details regarding risks that characterize commercialization of our biotechnology product candidates.

GENZYME GENERAL MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE
THYROGEN-REGISTERED TRADEMARK- HORMONE.

    In January 1999, Genzyme General launched U.S. sales of
Thyrogen-Registered Trademark- recombinant thyroid stimulating hormone used to diagnose thyroid cancer. The commercial success of Thyrogen-Registered Trademark- hormone will depend on a number of factors, including:

    - regulation by the FDA;

    - our ability to obtain regulatory approvals in foreign countries;

    - the development and commercial success of competitive products; and

    - the availability of reimbursement from third-party payers.

Genzyme General cannot be sure that market penetration of Thyrogen-Registered Trademark- hormone will increase.

IF GENZYME GENERAL'S STRATEGIC ALLIANCES TO DEVELOP AND COMMERCIALIZE ITS PRODUCTS ARE UNSUCCESSFUL, GENZYME GENERAL'S EARNINGS GROWTH WILL BE LIMITED.

    Several of Genzyme General's strategic initiatives involve alliances with other biotechnology companies. These include:

    - an agreement with Biogen, Inc. for the marketing in Japan of AVONEX-Registered Trademark- (Interferon-beta 1a), Biogen's treatment for relapsing forms of multiple sclerosis, following regulatory approval; and

    - a joint venture with BioMarin Pharmaceutical Inc. for the development and commercialization of alpha-L-iduronidase for the treatment of the lysosomal storage disorder known as MPS-I.

    Genzyme General plans to enter into additional alliances in the future. The success of many of these arrangements is largely dependent on technology and other intellectual property contributed by Genzyme General's strategic partners to the alliances or the resources, efforts and skills of Genzyme General's partners. Genzyme General's strategic partners may:

    - terminate their agreements and Genzyme General's access to the underlying intellectual property;

    - fail to devote significant financial or other resources to the alliances and thereby significantly hinder or delay development, manufacturing or commercialization activities;

    - fail to successfully develop or commercialize any products; and

    - fail to maintain the financial resources necessary to continue financing their portion of the development, manufacturing or commercialization costs or their own operations.

    If any of these alliances are terminated and Genzyme General loses access to the underlying intellectual property, or if Genzyme General and its partners are unable to successfully develop or commercialize products, Genzyme General's future earnings will be adversely affected. For example, in August 2001, Genzyme General terminated its strategic alliance with Pharming Group N.V. for the development and commercialization of human alpha-glucosidase produced using a Chinese hamster ovary cell line for the treatment of Pompe disease as a result of Pharming's filing for receivership. Although Genzyme General retained access to the intellectual property licensed from Synpac (North Carolina), Inc. that was previously sublicensed to the joint venture, it lost access to the intellectual property licensed from Pharming in connection with this joint venture.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares of Genzyme General Stock offered by this prospectus.

                            SELLING SECURITYHOLDERS

    This prospectus relates to resales by the selling securityholders listed below or in a supplement to this prospectus of 2,064,438 shares of Genzyme General Stock that we issued in a private placement to the stockholders of Novazyme Pharmaceuticals, Inc. in connection with our acquisition of that company.

    The table below sets forth information about the beneficial ownership of shares of Genzyme General Stock by each selling securityholder who has timely provided us with a completed and executed notice and questionnaire stating its intent to use this prospectus to sell or otherwise dispose of shares of Genzyme General Stock. Our registration of the shares of Genzyme General Stock issued in connection with our acquisition of Novazyme Pharmaceuticals does not mean that the selling securityholders identified below will sell all or any of these shares.

    We have prepared this table using information furnished to us by the selling securityholders. Except as otherwise indicated below, to our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

                                           NUMBER OF SHARES OF GENZYME        NUMBER OF SHARES OF GENZYME
                                        GENERAL STOCK OFFERED PURSUANT TO   GENERAL STOCK BENEFICIALLY OWNED
               NAME (1)                          THIS PROSPECTUS                 AFTER THE OFFERING (2)
--------------------------------------  ---------------------------------   --------------------------------
[NAMES OF SELLING SECURITYHOLDERS WILL
  BE PROVIDED IN A PRE-EFFECTIVE
  AMENDMENT TO THIS REGISTRATION
  STATEMENT]

Total.................................

Unnamed holders of shares of Genzyme
General Stock received in connection
with our acquisition of Novazyme
Pharmaceuticals or future transferees,
pledgees, donees or successors of or
from such unnamed holders (3).........

------------------------

(1) Individuals and entities who receive shares of Genzyme General Stock covered by this prospectus from a selling securityholder as a gift or in connection with a pledge may sell up to 500 of those shares using this prospectus.

(2) Assumes that the selling securityholder has sold all the shares of Genzyme General Stock listed next to its name and represents additional shares of Genzyme General Stock beneficially owned before the offering. There can be no assurance that the selling stockholder will sell all or any part of the shares offered under this prospectus.

(3) Assumes that the unnamed holders or future transferees, pledgees, donees or successors of or from any such unnamed holders do not beneficially own any shares of Genzyme General Stock other than the shares of Genzyme General Stock received in connection with our acquisition of Novazyme Pharmaceuticals, Inc. No unnamed holder may use this prospectus to offer or sell shares of Genzyme General Stock until such unnamed holder is identified as a selling securityholder in a supplement to this prospectus.

                              PLAN OF DISTRIBUTION

    We are registering the shares of Genzyme General Stock issued in connection with our acquisition of Novazyme Pharmaceuticals, Inc. for resale by the selling securityholders listed in this prospectus or in a supplement to this prospectus. These shares of Genzyme General Stock may be sold from time to time to purchasers:

    - directly by the selling securityholders; or

    - through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the shares of Genzyme General Stock.

    The selling securityholders and any such broker-dealers or agents who participate in the distribution of the shares of Genzyme General Stock may be deemed to be "underwriters" (as this term is defined in the Securities Act). As a result, any profits on the sale of the shares of Genzyme General Stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities as underwriters under the Securities Act.

    If the shares of Genzyme General Stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

    The shares of Genzyme General Stock may be sold in one or more transactions at:

    - fixed prices;

    - prevailing market prices at the time of sale;

    - varying prices determined at the time of sale; or

    - negotiated prices.

    These sales may be effected in transactions:

    - on any national securities exchange or quotation service on which the shares of Genzyme General Stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

    - in the over-the-counter market;

    - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

    - through the writing of options.

    These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

    In connection with sales of the shares of Genzyme General Stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of Genzyme General Stock in the course of hedging their positions. The selling securityholders may also sell the shares of Genzyme General Stock short and deliver shares of Genzyme General Stock to close out short positions, or loan or pledge the shares of Genzyme General Stock to broker-dealers that in turn may sell the shares of Genzyme General Stock.

    To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the shares of

Genzyme General Stock by the selling securityholders. We cannot assure you that any such selling securityholder will not transfer, devise or gift the shares of Genzyme General Stock by other means not described in this prospectus. To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

    There can be no assurance that any selling securityholder will sell any or all of the shares of Genzyme General Stock pursuant to this prospectus. In addition, any shares of Genzyme General Stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of Genzyme General Stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of Genzyme General Stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the shares of Genzyme General Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Genzyme General Stock.

    We have agreed to indemnify the selling securityholders against some liabilities, including some liabilities under the Securities Act. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the shares of Genzyme General Stock to the public other than commissions, fees and discounts of underwriters, broker-dealers and agents.

                                 LEGAL MATTERS

    The validity of the shares offered by this prospectus will be passed upon for us by our counsel, Palmer & Dodge LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements of Genzyme Corporation, Genzyme General, Genzyme Biosurgery and Genzyme Molecular Oncology incorporated in this prospectus by reference to Genzyme's annual report on Form 10-K for the year ended
December 31, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Focal, Inc. appearing in Focal's annual report on Form 10-K for the year ended December 31, 2000, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of GelTex Pharmaceuticals, Inc. appearing in GelTex's annual report on Form 10-K for the year ended
December 31, 1999, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years 1999 and 1998, are based in part on the reports of PricewaterhouseCoopers LLP, independent accountants. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

    The financial statements of RenaGel LLC as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 incorporated in this prospectus by reference to GelTex's annual report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Biomatrix, Inc. incorporated in this prospectus by reference to its annual report on Form 10-K for the year ended December 31, 1999, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Wyntek Diagnostics, Inc. as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 incorporated in this prospectus by reference to Genzyme's current report on Form 8-K filed with the SEC on May 18, 2001 have been so incorporated in reliance on the report of McKay, Carne, Buniva & Lazarus LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    You may read and copy any reports, statements or other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

    Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later-filed documents incorporated by reference in this prospectus.

    The following documents that we filed with the SEC are incorporated herein by reference:

       1. Annual Report on Form 10-K for the year ended December 31, 2000, filed on April 2, 2001;

       2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 (filed on May 15, 2001) and June 30, 2001 (filed on August 14, 2001);

       3. Current Reports on Form 8-K filed on December 15, 2000 (as amended on Form 8-K/A filed on February 27, 2001 and May 3, 2001), January 2, 2001 (as amended on Form 8-K/ A filed on March 2, 2001 and May 3,
           2001), March 9, 2001, April 26, 2001, May 11, 2001, May 22, 2001,
           June 6, 2001, June 6, 2001, July 12, 2001, August 22, 2001 and
           August 28, 2001;

       4. Current Report on Form 8-K filed on May 18, 2001 which contains the audited financial statements of Wyntek Diagnostics, Inc. as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000, including the independent accountants' report dated January 31, 2001, and the unaudited financial statements of Wyntek Diagnostics, Inc. as of and for the three months ended March 31, 2001 and 2000.

       5.  Proxy Statement on Schedule 14A filed on April 24, 2001;

       6. The description of Genzyme General Stock contained in our Registration Statement on Form 8-A filed on December 19, 2000, as amended on June 6, 2001, including any further amendment or report filed hereafter for the purpose of updating such description; and

       7. The description of Genzyme General Stock purchase rights contained in our Registration Statement on Form 8-A filed on December 19, 2000, as amended on June 6, 2001, including any further amendment or report filed hereafter for the purpose of updating such description.

    We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date that we terminate this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    We also incorporate by reference the material set forth below that GelTex Pharmaceuticals, Inc., Biomatrix, Inc. and Focal, Inc. have previously filed with the SEC.

GELTEX FILINGS (FILE NO. 0-26872)

       1. Audited financial statements and related notes, including the report of independent auditors, of GelTex set forth on pages F-1 to F-20 of GelTex' Annual Report on Form 10-K for the year ended December 31, 1999 (filed on March 30, 2000), as amended on November 7, 2000.

       2. Audited financial statements and related notes, including the report of independent accountants, of RenaGel LLC set forth in Exhibit 99.1 to GelTex' Annual Report on Form 10-K for the year ended
           December 31, 1999 (filed on March 30, 2000), as amended on
           November 7, 2000.

       3. Unaudited financial statements and related notes of GelTex set forth on pages 3 to 9 of GelTex' Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (filed on November 14, 2000).

BIOMATRIX FILINGS (FILE NO. 0-19373)

       1. Audited financial statements and related notes, including the report of independent accountants, of Biomatrix set forth on pages F-1 to F-21 of Biomatrix' Annual Report on Form 10-K for the year ended December 31, 1999 (filed on March 30, 2000), as amended on April 26, 2000 and October 26, 2000.

       2. Unaudited financial statements and related notes of Biomatrix set forth on pages 3 to 14 of Biomatrix' Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (filed on November 14,
           2000).

FOCAL FILINGS (FILE NO. 0-23247)

       1. Audited financial statements and related notes, including the report of independent auditors, of Focal set forth on pages 35 to 51 of Focal's Annual Report on Form 10-K for the year ended December 31, 2000 (filed on April 2, 2001), as amended on April 30, 2001.

       2. Unaudited financial statements and related notes of Focal set forth on pages 3 to 9 of Focal's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (filed on May 9, 2001).

    Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number.

                              Genzyme Corporation
                             Shareholder Relations
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7526

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This
prospectus is dated         , 2001. You should not assume that the information
contained in this prospectus is accurate as of any date other than that date. Neither the delivery of this prospectus nor the sale of securities creates any implication to the contrary.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses to be borne by Genzyme in connection with the registration of shares of Genzyme General Stock are estimated as follows:

SEC Registration Fee........................................  $ 28,841
Printing and engraving expenses.............................  $ 10,000
Accounting fees and expenses................................  $ 25,000
Legal fees and expenses.....................................  $ 15,000
Miscellaneous expenses......................................  $  1,159
                                                              --------
    Total...................................................  $ 80,000
                                                              ========

    All of the above figures, except the SEC registration fee, are estimates. The selling securityholders listed in the prospectus or any related prospectus supplement will not bear any of the expenses listed above.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 67 of Chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's Restated Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

    Article VI of Genzyme's By-Laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct); PROVIDED that no indemnification shall be provided for any such person with respect to any matter as to which he or she shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Genzyme or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and PROVIDED, FURTHER, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by Genzyme, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under
Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

    The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

    Genzyme also has in place agreements with certain officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's By-Laws.

    Section 13(b)(1 1/2) of Chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

ITEM 16.  EXHIBITS

    See the Exhibit Index immediately following the signature page.

ITEM 17.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of August 28, 2001.

                                                       GENZYME CORPORATION

                                                       By:  /s/ MICHAEL S. WYZGA
                                                            -----------------------------------------
                                                            Michael S. Wyzga
                                                            SENIOR VICE PRESIDENT, FINANCE;
                                                            CHIEF FINANCIAL OFFICER; AND
                                                            CHIEF ACCOUNTING OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, Michael S. Wyzga, Evan M. Lebson and Peter Wirth, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this registration statement on Form S-3 (including any post-effective amendments thereto), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ HENRI A. TERMEER
     -------------------------------------------       Principal Executive           August 28, 2001
                  Henri A. Termeer                     Officer and Director

                /s/ MICHAEL S. WYZGA
     -------------------------------------------       Principal Financial and       August 28, 2001
                  Michael S. Wyzga                     Accounting Officer

         /s/ CONSTANTINE E. ANAGNOSTOPOULOS
     -------------------------------------------       Director                      August 28, 2001
           Constantine E. Anagnostopoulos

              /s/ DOUGLAS A. BERTHIAUME
     -------------------------------------------       Director                      August 28, 2001
                Douglas A. Berthiaume

                 /s/ HENRY E. BLAIR
     -------------------------------------------       Director                      August 28, 2001
                   Henry E. Blair

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
               /s/ ROBERT J. CARPENTER
     -------------------------------------------       Director                      August 28, 2001
                 Robert J. Carpenter

                /s/ CHARLES L. COONEY
     -------------------------------------------       Director                      August 28, 2001
                  Charles L. Cooney

                 /s/ VICTOR J. DZAU
     -------------------------------------------       Director                      August 28, 2001
                   Victor J. Dzau

                 /s/ CONNIE MACK III
     -------------------------------------------       Director                      August 28, 2001
                   Connie Mack III

                                 EXHIBIT INDEX

         NO.                                    DESCRIPTION
---------------------                           -----------
         4.1            Restated Articles of Organization of Genzyme, as amended.
                        Filed as Exhibit 3 to Genzyme's Current Report on Form 8-K
                        filed with the SEC on June 6, 2001, and incorporated herein by reference.
         4.2            By-laws of Genzyme, as amended. Filed as Exhibit 3.2 to
                        Genzyme's Quarterly Report on Form 10-Q for the quarter
                        ended September 30, 1999, and incorporated herein by
                        reference.
         4.3            Second Amended and Restated Renewed Rights Agreement dated as of December 18, 2000 between Genzyme and American Stock
                        Transfer and Trust Company. Filed as Exhibit 4 to Genzyme's
                        Registration Statement on Form 8-A filed on December 19,
                        2000, as amended on June 6, 2001, and incorporated herein by reference.
         4.4            Biomatrix, Inc. 6.9% Convertible Subordinated Note due May
                        14, 2003. Filed as Exhibit 4.1 to Genzyme's Current Report
                        on Form 8-K filed on January 2, 2001 and incorporated herein by reference.
         4.5            Warrant Agreement between Genzyme and Comdisco, Inc. Filed as Exhibit 10.22 to a General Form for Registration on Form
                        10 of PharmaGenics, Inc. (File No.0-20138), and incorporated herein by reference.
         4.6            Indenture, dated as of May 8, 2001, by and between Genzyme and State Street Bank and Trust Company as trustee,
                        including the form of debenture. Filed as Exhibit 4.1 to
                        Genzyme's Current Report on Form 8-K filed on May 11, 2001, and incorporated herein by reference.
         4.7            Registration Rights Agreement, dated as of May 3, 2001, by and among Genzyme, Credit Suisse First Boston Corporation,
                        Goldman Sachs & Co. and Salomon Smith Barney Inc. Filed as
                        Exhibit 4.2 to Genzyme's Current Report on Form 8-K filed on
                        May 11, 2001, and incorporated herein by reference.
           5            Opinion of Palmer & Dodge LLP. Filed herewith.
        23.1            Consent of PricewaterhouseCoopers LLP, independent
                        accountants to Genzyme. Filed herewith.
        23.2            Consent of Ernst & Young LLP, independent auditors to Focal,
                        Inc. Filed herewith.
        23.3            Consent of Ernst & Young LLP, independent auditors to GelTex
                        Pharmaceuticals, Inc. Filed herewith.
        23.4            Consent of PricewaterhouseCoopers LLP, independent
                        accountants to Biomatrix, Inc. Filed herewith.
        23.5            Consent of PricewaterhouseCoopers LLP, independent
                        accountants to RenaGel LLC. Filed herewith.
        23.6            Consent of McKay, Carne, Buniva & Lazarus LLP, independent accountants to Wyntek Diagnostics, Inc. Filed herewith.
        23.7            Consent of Palmer & Dodge LLP (contained in Exhibit 5
                        hereto).
          24            Power of Attorney (included on signature page to this
                        registration statement).